                                                                      EXHIBIT 99



United Natural Foods Announces Savings from Regional Consolidation

     DAYVILLE, Conn., Jan. 14 /PRNewswire/ -- United Natural Foods, Inc. (Nasdaq: UNFI) today announced plans to consolidate its northeastern operations into its Dayville, Connecticut and New Oxford, Pennsylvania facilities. Consequently, the company will no longer operate the 110,000 square foot Chesterfield, New Hampshire distribution center and will begin transferring sales to the remaining facilities beginning in the spring of 1999.

     The consolidation is the result of a comprehensive operations and logistics study undertaken by consultants of KPMG Peat Marwick following United's November 1997 acquisition of Chesterfield, New Hampshire based distributor Stow Mills. The purpose of the study was to determine the best use of the company's existing distribution centers and to identify the most cost efficient method of serving its approximately 3,000 customers in the northeastern United States. The study identified annual operating savings in excess of $3.4 million by concentrating sales volume in two instead of three distribution centers. Savings will accrue from elimination of redundant facility costs, lower fleet and transportation costs, inventory reduction, and reduced employee staffing levels.

     Approximately half of the projected savings are expected to begin to be realized upon the transfer of sales out of the Chesterfield, New Hampshire facility, which is expected to be completed by mid-summer 1999. The company is expanding the New Oxford, Pennsylvania facility by 120,000 square feet in order to accommodate the remaining transfer of sales volume. This expansion is expected to be complete by 1999 year-end and will enable the remaining savings to be realized starting in January 2000.

     The approximately 150 affected full-time employees of the Chesterfield, New Hampshire facility are being offered similar positions at United's remaining distribution centers in Dayville, Connecticut; New Oxford, Pennsylvania; Denver, Colorado; Atlanta, Georgia; Auburn, California; and Seattle, Washington. Those employees who choose not to relocate will be offered a comprehensive transition assistance program.

     Commenting on the consolidation strategy, Norman Cloutier, Chairman and Chief Executive Officer said "No matter how significant the operational savings may be or how compelling the consolidation strategy, moving jobs out of the Chesterfield community is the most painful aspect of strengthening United Natural Foods. It is difficult to accept that many of our valued, respected and skilled colleagues may have to leave the company and we are very grateful for all that they have contributed over the past years. I hope that the majority of Chesterfield, New Hampshire employees will continue with United and share the rewards of building a great and growing company in the future."

     This press release contains forward-looking statements. Actual results may differ materially from those projected in the forward-looking statements. Additional information concerning factors that could cause actual results to materially differ from those in the forward-looking statements is contained in the Company's SEC filings, including its periodic reports filed under the Securities Exchange Act of 1934, as amended (copies of which are available upon request from the Company's investor relations department).

                                      -2-